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                                  EXHIBIT 11.1

                       CALCULATION OF EARNING PER SHARE

    In the calculation of earning per share for the years ended December 31, 1996 and 1995, weighted shares outstanding have been computed as follows:

                                                      For the Year Ended
                                                         December 31,
                                                    ------------------------
                                                      1996           1995
                                                    ---------      ---------
Weighted Average shares outstanding -
   Shares outstanding from beginning of period 5,548,402 4,212,499 Sale of 19,007 shares of Common Stock
     through Employee Stock Purchase Plan              26,483             --
   Acquisition of LOR/GB with issuance of
     578,651 shares on Common Stock on
     February 13, 1996                                509,086             --
   Issuance of 1,300,000 shares of Common Stock
     for initial public offering on March 20, 1995         --      1,015,068
   Weighted options outstanding(1)                         --        621,175
   Stock Options exercised during the period          144,003        213,544
                                                    ---------      ---------
Weighted Average Common and Common equivalent
   shares outstanding                               6,527,974      6,062,288


   (1) EXCLUDES ANTI-DILUTIVE COMMON SHARE EQUIVALENTS IN THE WEIGHTED AVERAGE SHARES OUTSTANDING CALCULATION FOR 1996.